Merrill Lynch World Income Fund, Inc.

File No. 811-5603

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending June 30, 2003, Merrill Lynch World Income Fund, Inc. (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Emerging Markets Debt Fund, Inc. (“Emerging Markets”), File No. 811-7794.

At meetings of the Boards of Directors of the Registrant and Emerging Markets, held on September 4, 2002 and September 30, 2002, respectively, the Boards of Directors approved an Agreement and Plan of Reorganization (the “Reorganization”). The reorganization will comprise the acquisition by the Registrant of substantially all of the assets, and the assumption by the Registrant of substantially all of the liabilities, of Emerging Markets in exchange solely for an equal aggregate value of newly issued shares, with a par value of $.10 per share, of the Registrant, the subsequent distribution of Corresponding Shares (as defined below) of the Registrant to the stockholders of Emerging Markets in return for their shares of common stock, par value $.10 per share, of Emerging Markets, in liquidation of Emerging Markets, and the deregistration and dissolution of Emerging Markets under the Investment Company Act of 1940.

On October 11, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-100524 and 811-5603) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Emerging Markets.  The N-14 Registration Statement was declared effective by the Commission on November 11, 2002.  Post-Effective Amendment No. 1 to the N-14 Registration Statement was filed on March 18, 2003.

On January 13, 2003, the shareholders of the Registrant and Emerging Markets approved the Reorganization at a special meeting of shareholders held for that purpose.  On February 24, 2003 (the “Reorganization Date”), pursuant to the Agreement, Emerging Markets transferred assets valued at $31,162,553.20 to the Registrant and received in exchange 6,263,207  newly-issued Class A, Class B, Class C, and Class D shares of the Registrant comprised of 3,149,757 Class A shares, 2,229,778 Class B shares, 310,243 Class C shares and 573,429 Class D shares.  Such shares were then distributed to the shareholders of Emerging Markets on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.

An Application for Deregistration on Form N-8F was filed by Emerging Markets with the Securities and Exchange Commission on May 6, 2003 and an amended Application was filed on May 21, 2003.